Exhibit 10.1

SUPPORT AGREEMENT

This Support Agreement, dated June 6, 2018 (this “Agreement”), is by and among Strategic Value Partners, LLC, a Delaware limited liability company, and certain investment funds directly or indirectly managed by Strategic Value Partners, LLC, as listed on Schedule A hereto (collectively, “Shareholder” and each individually, a “member” of Shareholder), and Chaparral Energy, Inc. (the “Company”).

RECITALS

WHEREAS, the Company and Shareholder have engaged in various discussions and communications concerning the Company’s business, financial performance and other matters;

WHEREAS, Shareholder has informed the Company that it Beneficially Owns 6,770,450 shares of Class A Common Stock, $0.01 par value, of the Company (the “Class A Stock”), and 1,038,487 shares of Class B Common Stock, $0.01 par value, of the Company (the “Class B Stock” and, together with the Class A Stock, the “Common Stock”), which represents approximately 16.8%, on a combined basis, of the issued and outstanding shares of Common Stock;

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders and Shareholder has determined that it is in its best interests to come to an agreement with respect to certain matters in respect of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Board Representation and Board Matters.
(a)

Concurrently with the execution of this Agreement, the Company and the Board have (i) increased the size of the Board by one director and (ii) elected David Geenberg (the “Shareholder Designee”) to fill the newly created vacancy. The Shareholder Designee shall become a director of the Company effective immediately upon execution of this Agreement. The Shareholder Designee has previously executed and delivered to the Company (x) a completed director and officer questionnaire (the “D&O Questionnaire”), in the form provided, (y) an executed letter in the form attached hereto as Exhibit A (the “Nominee Letter”) and (z) an executed irrevocable resignation in the form attached hereto as Exhibit B (the “Resignation Letter” and together with the D&O Questionnaire and the Nominee Letter, the “Nomination Documents”).  Based on the Nomination Documents delivered by the Shareholder Designee, the Company and the Board have determined that Mr. Geenberg qualifies as “independent” pursuant to the independence standards of the New York Stock Exchange and SEC rules.

(b)	Subject to Shareholder’s and Shareholder Affiliates’ (as defined below) compliance with Section 2, the Company will include the Shareholder Designee in its slate of nominees for election as directors of the Company at the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”) and, if the Shareholder Designee agrees to serve, at the 2019 annual meeting of shareholders of the Company (the “2019 Annual Meeting”).

(c)

Subject to Shareholder’s and Shareholder Affiliates’ compliance with Section 2, the Company will use reasonable best efforts to cause the election of the Shareholder Designee to the Board at the 2018 Annual Meeting, and, if the Shareholder Designee agrees to serve, at the 2019 Annual Meeting (including, for each of the 2018 Annual Meeting and the 2019 Annual Meeting, recommending that the Company’s shareholders vote in favor of the election of the Shareholder Designee (along with all of the Company’s nominees) and otherwise supporting the Shareholder Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports any other independent director nominee).

(d)

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board will take all action necessary to appoint the Shareholder Designee as a member of the Nominating and Governance Committee of the Board. Following such appointment and subject to the Board’s determination that the Shareholder Designee continues to qualify as “independent” pursuant to the applicable independence standards of the New York Stock Exchange and SEC rules, the Board and the Company shall cause the Shareholder Designee to remain a member of the Nominating and Governance Committee at all times the Shareholder Designee serves as a member of the Board as contemplated by this Agreement.

(e)

At all times while serving as a member of the Board, the Shareholder Designee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to non-management Board members, including the Code of Business Conduct and Ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines (collectively, the “Company Policies”), and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.  Except as may otherwise be required by the SEC, stock exchange listing rules or applicable law, the Company agrees that (i) it will not amend any of the Company Policies in any manner for the purpose of disqualifying the Shareholder Designee and (ii) any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated by this Agreement.  The Company has made available to the Shareholder Designee copies of the Company Policies as in effect on the date of this Agreement.

(f)

The Company agrees that the Shareholder Designee shall receive the same benefits of director and officer insurance and any indemnity and exculpation arrangements available generally to the Company’s directors. The Company will execute a director indemnification agreement in favor of the Shareholder Designee upon his or her appointment to the Board, in a form substantially the same as that executed in favor of the Board’s current members. The Shareholder Designee has waived any right to receive compensation for service as a director of the Company pursuant to the Company’s director compensation policy, including any stock or cash compensation.

(g)

Should the Shareholder Designee be unable or unwilling to serve on the Board at any time, the Company shall, at the request of Shareholder, add as a member of the Board a qualified replacement that is selected by Shareholder and approved by the Board (by vote of the Disinterested Directors) (a “Replacement”), such approval not to be unreasonably withheld, delayed or conditioned. Any such Replacement who becomes a Board member in replacement of the Shareholder Designee shall be deemed to be the Shareholder Designee for all purposes under this Agreement, and the Replacement, prior to his or her appointment to the Board, shall be required to provide to the Company equivalent Nomination Documents and meet with representatives of the Nominating and Governance Committee of the Board in accordance with the customary practices of the Board and the Nominating and Governance Committee.  Subject to the Board’s determination that the Replacement qualifies as “independent” pursuant to the applicable independence standards of the New York Stock Exchange and SEC rules, the Company and the Board shall promptly take all necessary action to cause the election of any Replacement to the Board and the Nominating and Governance Committee of the Board.

(h)

If at any time after the date hereof, Shareholder, together with all controlled Affiliates of the members of Shareholder (such controlled Affiliates, collectively and individually, the “Shareholder Affiliates”), ceases collectively to Beneficially Own the lesser of (x) an aggregate of at least 8% of the shares of Common Stock then outstanding and (y) an aggregate of 3,719,850 shares of Common Stock (the “Ownership Condition”), the Resignation Letter previously provided by the Shareholder Designee in the form of Exhibit B shall become effective and the Board (by vote of the Disinterested Directors) shall have the option to accept such resignation in its sole discretion, and the Company shall have no further obligations under this Section 1. During the Standstill Period, Shareholder shall (i) notify the Company within five business days if it ceases to satisfy the Ownership Condition, and (ii) prior to a Public Listing, promptly notify the Company in writing if the Beneficial Ownership of Shareholder and the Shareholder Affiliates changes by 1% or more from the ownership positions previously reported to the Company in writing.

(i)

If at any time after the date hereof, Shareholder or any of the Shareholder Affiliates breaches in any material respect any of the terms of this Agreement, the Company in good faith notifies Shareholders or the applicable Shareholder Affiliates of such breach, and Shareholder or such Shareholder Affiliate fails to cure such breach within twenty business days following the receipt of written notice thereof from the Company specifying such breach (it being understood that unintentional breaches of this Agreement that by their nature cannot be reversed or undone shall be deemed to have been cured for purposes hereof if Shareholder or a Shareholder Affiliate has taken commercially reasonable actions to reduce the adverse impact of such breach), the Resignation Letter previously provided by the Shareholder Designee shall become effective and the Board (by vote of the Disinterested Directors) shall have the option to accept such resignation in its sole discretion, and the Company shall have no further obligations under this Section 1.

(j)

The Company promptly after the date hereof (and promptly following the appointment of any Replacement) shall take all necessary action to cause the obligations of its insurers providing directors’ and officers’ insurance to be primary to any (1) directors’ and officers’ insurance policy issued to Shareholder or a Shareholder Affiliate, and (2) advancement or indemnification rights provided by Shareholder or a Shareholder Affiliate. The Company promptly after the date hereof shall use its commercially reasonable efforts to amend such policies to clarify that such insurance is primary.

(k)

Shareholder acknowledges, on behalf of itself and the Shareholder Affiliates, that the Shareholder Designee (or Replacement, as applicable) shall have all of the rights and obligations, including fiduciary duties to the Company and its shareholders, of a director under applicable law and the Company’s organizational documents while such Shareholder Designee (or Replacement, as applicable) is serving on the Board.

2.	Standstill and Voting Obligations.
(a)

Shareholder agrees that, from the date of this Agreement until the earlier of (A) the later of (x) the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2020 annual meeting of shareholders of the Company (the “2020 Annual Meeting”), and (y) if the Shareholder Designee (or any other representative of Shareholder or any Shareholder Affiliate) is included, and Shareholder and the Shareholder Designee have agreed in writing with the Company in advance to such inclusion, on the Company’s slate of director nominees for the 2020 Annual Meeting or for any annual meeting of shareholders of the Company subsequent thereto (each of the 2020 Annual Meeting and any annual meeting subsequent thereto, an “Applicable Meeting”), the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the next annual meeting of shareholders of the Company following the Applicable Meeting; (B) a material breach by the Company of its obligations under this Agreement which is not cured within twenty business days after receipt by the Company of written notice from Shareholder specifying the material breach (it being understood that unintentional breaches of this Agreement that by their nature cannot be reversed or undone shall be deemed to have been cured for purposes hereof if the Company has taken commercially reasonable actions to reduce the adverse impact of such breach); and (C) 120 days after the date that the Shareholder Designee (including any Replacement) ceases to serve as a director (the “Standstill Period”), no member of Shareholder shall, directly or indirectly, and each member of Shareholder shall cause each Shareholder Affiliate not to, directly or indirectly, take any of the actions set forth below (it being understood and agreed that the following restrictions shall not apply to the Shareholder Designee’s boardroom discussions conducted in such person’s capacity as a director of the Company, or other actions taken in his or her capacity as a director, including his or her responsibilities as a member of a board committee).  Notwithstanding anything to the contrary in this Section 2(a), the Company agrees that for so long as the Shareholder Designee is on the Board, the Board shall promptly notify Shareholder in writing of any decision not to nominate the Shareholder Designee for election at any Applicable Meeting (which written notice, if any, shall be delivered no later than forty-five (45) days prior to the expiration of the Company’s advance notice period for the nomination of directors at such upcoming annual meeting).

(i)

engage in a “solicitation” of “proxies” (as such terms are defined under the Exchange Act) or written consents of stockholders with respect to, or from the holders of, the Voting Securities (other than any Shareholder Affiliate), for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of the nominees of the Board (including the Shareholder Designee) at any stockholder meeting or voting its shares at any such meeting in its sole discretion, or providing such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such director nominees);

(ii)

form or join a “group” as defined under Section 13(d) of the Exchange Act with respect to the Voting Securities (excluding, for the avoidance of doubt, any group composed solely of Shareholder and Shareholder Affiliates);

(iii)	support or participate in any effort by any person or entity not a party to this Agreement (a “Third Party”) with respect to the matters set forth in Section 2(a)(i) of this Agreement;
(iv)

present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board except as set forth herein;

(v)

grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual or special meeting or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), including, without limitation, lend any securities of the Company to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any stockholder vote or consent of the Company;

(vi)

engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option, “swap” or hedging transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company or encourage, initiate or support any person or entity in any such activity; or

(vii)	request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would be reasonably likely to require public disclosure by Shareholder or the Company;

provided that the restrictions in this Section 2(a) shall not prevent Shareholder or any Shareholder Affiliate from making (a) any factual statement as and to the extent required by applicable legal process, subpoena, or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of discretionary acts by Shareholder or any of the Shareholder Affiliates); and (b) any confidential communication to the Company that would not be reasonably likely to require public disclosure by Shareholder, any Shareholder Affiliate or the Company.

(b)

Until the end of the Standstill Period, Shareholder and the Shareholder Affiliates shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of shareholders or in connection with any solicitation of shareholder action by written consent (each a “Shareholders Meeting”) within the Standstill Period, in each case that Shareholder and the Shareholder Affiliates are entitled to vote at any such Shareholders Meeting, to be present for quorum purposes and to be voted, at all such Shareholders Meetings or at any adjournments or postponements thereof, (i) for the election of the Shareholder Designee and any other directors or director nominees who are nominated by the Board for election at such Shareholders Meeting and (ii) in accordance with the recommendation of the Board on any other proposals or other business that comes before the 2018 Annual Meeting, the 2019 Annual Meeting or any Applicable Meeting (other than any proposals relating to (1) amendments to the Company’s articles of incorporation or other organizational documents, (2) mergers, acquisitions, asset sales or purchases, recapitalizations, or other business combinations or extraordinary transactions, or (3) the issuance of Company equity securities or any securities convertible into, or exercisable or exchangeable for Company equity securities, each of which may be voted by Shareholder and the Shareholder Affiliates in their own discretion).

(c)	Nothing in this Section 2 shall be deemed to limit the exercise in good faith by Shareholder Designee of his or her fiduciary duties solely in his or her capacity as a director of the Company.
3.

Public Announcements.  Promptly following the execution of this Agreement, the Company shall announce this Agreement by means of a press release in the form attached hereto as Exhibit C (the “Press Release”).

4.

Confidentiality Agreement.  The parties hereby agree that, notwithstanding any other provision of this Agreement to the contrary, if so requested by either party and agreed to by the other, Shareholder may be provided confidential information in accordance with and subject to the terms of a confidentiality agreement in a form to be agreed among the parties (the “Confidentiality Agreement”).  Shareholder acknowledges and agrees that (i) until such time as the Confidentiality Agreement becomes effective, neither Shareholder nor any of the Shareholder Affiliates (excluding the Shareholder Designee) will request to receive (other as set forth in the previous sentence in connection with a request to enter into the Confidentiality Agreement), or knowingly and willingly accept, any confidential information concerning the Company, its subsidiaries or their respective businesses and (ii) non-public materials provided to the Board and communications relating thereto shall be deemed confidential information.

5.

Non-Disparagement.  During the Standstill Period, Shareholder and the Company agree to not make, or cause to be made, and to cause each of their respective officers, directors, members, and employees not to make (whether directly or indirectly through any Affiliate), any public statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the other party or their respective business, operations or financial performance, officers, members, partners or directors or any person who has served as an officer, member, partner or director of the other party in the past, or who serves as an officer, director, partner or agent of the other party (a) in any document or report filed with or furnished to the SEC or any other governmental agency, (b) in any press release or other publicly available format or (c) to any journalist or member of the media (including without limitation, in a television, radio, internet, newspaper or magazine interview).

6.

Representations and Warranties of All Parties.  Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

7.

Representations and Warranties of Shareholder.  Each member of Shareholder represents and warrants that, as of the date of this Agreement, (a) Shareholder, together with all of the Shareholder Affiliates, Beneficially Owns, directly or indirectly, an aggregate of 6,770,450 shares of Class A Stock and an aggregate of 1,038,487 shares of Class B Stock, and such shares of Class A Stock and Class B Stock constitute all of the Common Stock Beneficially Owned by Shareholder and the Shareholder Affiliates or in which Shareholder or the Shareholder Affiliates have any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise; (b) except for such ownership, no member of Shareholder, individually or in the aggregate with all other members of Shareholder and the Shareholder Affiliates, has any other Beneficial Ownership of any Voting Securities, including through any derivative transaction described in the definition of “Beneficial Ownership” below; and (c) Shareholder has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to the Shareholder Designee, solely in his capacity as a director or director nominee of the Company in connection with such Shareholder Designee’s nomination and appointment to, or service on, the Board pursuant to Section 1 of this Agreement.

8.	Certain Defined Terms. For purposes of this Agreement:
(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.
(b)	“Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.
(c)	“Beneficially Own,” “Beneficial Owner”, and “Beneficial Ownership” shall have the same meaning as set forth in Rule 13d-3 under the Exchange Act.
(d)

“Disinterested Directors” means the members of the Board who are not Associates or Affiliates of Shareholder or any Shareholder Affiliate and who have not been nominated to serve on the Board by Shareholder or any Shareholder Affiliate or any of their respective Affiliates, Associates or any persons with whom any such person has formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act).

(e)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(f)

The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(g)	The term “Public Listing” shall have the meaning set forth in the Amended and Restated Bylaws of the Company as of the date hereof.

(h)	“SEC” shall mean the Securities and Exchange Commission.
(i)

“Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities entitled to vote in the election of directors, whether or not subject to the passage of time or other contingencies.

9.

Miscellaneous.  The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking or obtaining such relief, and it will not allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and the federal and other state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.

No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.

Entire Agreement.  This Agreement and the Resignation Letter contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

12.

Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

Attention:  Corporate Secretary

Email: linda.byford@chaparralenergy.com

With a copy (which shall not constitute notice) to:

Thompson & Knight LLP

One Arts Plaza, 1722 Routh Street, Suite 1500

Dallas, TX 75201

Attention:  Wesley P. Williams

Email: wesley.williams@tklaw.com

if to Shareholder:

Strategic Value Partners, LLC
100 West Putnam Ave.

Greenwich, CT 06830

Attention: David B. Charnin

Email: dcharnin@svpglobal.com

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention:  Eleazer Klein

Email:  Eleazer.Klein@srz.com

13.

Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14.	Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

15.	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.
16.

No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons, except with respect to Shareholder Designee (including any Replacement).

17.	Fees and Expenses. Each party will bear its own costs, fees and expenses in connection with this Agreement.
18.

Interpretation and Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.   For the purposes of calculating the advance notice period pursuant to Section 2 of this Agreement, the Company shall be deemed to have completed a “Public Listing” (as defined in the Amended and Restated Bylaws of the Company) prior to the date of the annual meeting.  Any share numbers set forth in this Agreement shall be adjusted as necessary for any stock splits, stock dividends, reverse stock splits, recapitalizations or similar events (other than stock buybacks or repurchases).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Chaparral Energy, Inc.

By:	/s/ K. Earl Reynolds
Name:	K. Earl Reynolds
Title:	Chief Executive Officer

[Signatures continued on the following page.]

Strategic Value Partners, LLC

By:	/s/ James Dougherty
Name:	James Dougherty
Title:	Chief Financial Officer

Strategic Value Master Fund, Ltd.

By:	Strategic Value Partners, LLC, its
Investment Manager

By:	/s/ James Dougherty
Name:	James Dougherty
Title:	Chief Financial Officer

Strategic Value Opportunities Fund, L.P.

By:	SVP Special Situations III A, LLC, its
Investment Manager

By:	/s/ James Dougherty
Name:	James Dougherty
Title:	Chief Financial Officer

Strategic Value Special Situations
Master Fund IV, L.P.

By:	SVP Special Situations IV, LLC, its
Investment Manager

By:	/s/ James Dougherty
Name:	James Dougherty
Title:	Chief Financial Officer

[Signatures continued on the following page.]

Strategic Value Special Situations
Fund III, L.P.

By:	SVP Special Situations III, LLC, its
Investment Manager

By:	/s/ James Dougherty
Name:	James Dougherty
Title:	Chief Financial Officer

Strategic Value Special Situations
Offshore Fund III, L.P.

By:	SVP Special Situations III, LLC, its
Investment Manager

By:	/s/ James Dougherty
Name:	James Dougherty
Title:	Chief Financial Officer

SCHEDULE A

SVP ENTITIES

Strategic Value Master Fund, Ltd.

Strategic Value Opportunities Fund, L.P.

Strategic Value Special Situations Master Fund IV, L.P.

Strategic Value Special Situations Fund III, L.P.

Strategic Value Special Situations Offshore Fund III, L.P.

EXHIBIT A

FORM OF NOMINEE LETTER

[______], 2018

Attention: Board of Directors

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

Re:	Consent

Ladies and Gentlemen:

This letter is delivered pursuant to the Support Agreement, dated as of [_____], 2018 (the “Agreement”), by and among Strategic Value Partners, LLC, a Delaware limited liability company, and certain investment funds directly or indirectly managed by Strategic Value Partners, LLC, as listed on Schedule A to the Agreement (collectively, “Shareholder”), and Chaparral Energy, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

In connection with the Agreement, I hereby consent to (a) serve as a director on the Board effective [●], 2018, (b) if nominated by the Company, be named as a nominee for the position of director of the Company in the Company’s proxy statement for the 2018 Annual Meeting and the 2019 Annual Meeting and (c) serve as a director if I am so elected at the 2018 Annual Meeting and the 2019 Annual Meeting.  I also agree that, from the date hereof until the date at which I cease to serve as a director on the Board, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other non-management members of the Board that is required to be disclosed in proxy statements or other reports or filings under applicable law or securities exchange listing requirements.

At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Code of Business Conduct and Ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, in each case that have been identified to me, and preserve the confidentiality of the Company’s business and information, including discussions or matters considered in meetings of the Board or Board committees, in each case, subject to the terms of the Agreement. I hereby waive any right to receive compensation for service as a director of the Company pursuant to the Company’s director compensation policy, including any stock or cash compensation. I acknowledge and agree that the foregoing obligations are in addition to the fiduciary and common law duties of any director of a Delaware corporation.

Sincerely,

EXHIBIT B

FORM OF IRREVOCABLE RESIGNATION

[________], 2018

Attention: Board of Directors

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

Re:	Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to the Support Agreement, dated as of [___________], 2018 (the “Agreement”), by and among Strategic Value Partners, LLC, a Delaware limited liability company, and certain investment funds directly or indirectly managed by Strategic Value Partners, LLC, as listed on Schedule A to the Agreement (collectively, the “Shareholder”), and Chaparral Energy, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, (1) such time as Shareholder, together with all of the Shareholder Affiliates, ceases collectively to “beneficially own” (as defined in Rule 13d-3 under the Exchange Act) the lesser of (x) an aggregate of at least 8% of the shares of Common Stock then outstanding and (y) an aggregate of 3,719,850 shares of Common Stock, or (2) Shareholder or any Shareholder Affiliate breaches in any material respect any of the terms of the Agreement and fails to cure such breach within twenty business days following the receipt of written notice thereof from the Company specifying such breach (it being understood that unintentional breaches of this Agreement that by their nature cannot be reversed or undone shall be deemed to have been cured for purposes hereof if Shareholder or a Shareholder Affiliate has taken commercially reasonable actions to reduce the adverse impact of such breach), I hereby offer to resign from my position as a director of the Company and from any and all committees of the Board on which I serve, with such resignation effective immediately upon a determination by the  Board (by vote of the Disinterested Directors) to accept such resignation in its sole discretion.

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

By:

EXHIBIT C

PRESS RELEASE

Chaparral Energy Appoints David Geenberg to Board of Directors

Oklahoma City, June 7, 2018 — Chaparral Energy, Inc. (OTCQB: CHPE) today announced that it has expanded its board of directors from seven to eight members and has appointed David Geenberg as a new independent member of the board, effectively immediately. Chaparral’s board, with the addition of Geenberg, now includes eight members, of which seven serve as independent directors. Shareholders of record will have the opportunity to re-elect all of the company’s directors at its upcoming annual meeting, which will be held on June 29, 2018.

“We are very pleased to have added David Geenberg to our board of directors,” said Chaparral’s Chairman of the Board Robert F. Heinemann. “Mr. Geenberg’s substantial experience working in the financial and energy sector will further strengthen our board. We look forward to leveraging his expertise as we continue to grow Chaparral into a premier pure-play STACK E&P company.”

David Geenberg currently serves as co-head of the North American investment team for Strategic Value Partners, LLC (SVPGlobal) and also serves on the Boards of Directors of Silverbow Resources and Penn Virginia Corporation, where he serves as Co-Chairman. Mr. Geenberg joined SVPGlobal in 2009 and has led the firm’s energy, power and infrastructure sector investment efforts. Prior to joining SVPGlobal, he worked for Goldman, Sachs & Company, as part of its merchant banking investment efforts focused on energy and transportation businesses, as well as in the investment bank’s natural resources group.  Mr. Geenberg received a Bachelor of Arts degree in economics summa cum laude from Dartmouth College.

About Chaparral
Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 117,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has potential total production reserves of more than 1 billion barrels of oil equivalent and approximately 315,000 net surface acres in the Mid-Continent region. For more information, please visit chaparralenergy.com.

Media Contact
Brandi Wessel

Communications Manager

405-426-6657

brandi.wessel@chaparralenergy.com

Investor Contact
Joe Evans

Chief Financial Officer

405-426-4590

joe.evans@chaparralenergy.com